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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934.

               SEPTEMBER 30, 2002                               0-23199
               ------------------                               -------
  Date of Report (Date of earliest event reported)        Commission File Number


                             PHONE1GLOBALWIDE, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)


                    DELAWARE                                   65-0669842
                    --------                                   ----------
(State or other jurisdiction of incorporation or           (I.R.S. Employer
                  organization)                         Identification Number)



                        100 N. BISCAYNE BLVD., SUITE 2500
                              MIAMI, FLORIDA 33132
                              --------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (305) 371-3300
                                 --------------
              (Registrant's telephone number, including area code)



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ITEM 5.  Other Events and Regulation FD Disclosure

REFINANCING WITH GNB BANK PANAMA S.A.

On September 30, 2002, the Company's subsidiary, Phone1, Inc. (the "Borrower), entered into a new Loan Agreement with GNB Bank Panama S.A. ("GNB Bank") for a loan in the amount of $20 million (the "$20 Million Loan"). The $20 Million Loan replaced a $10 million loan made by GNB Bank to the Borrower on October 31, 2001, which was due on October 30, 2002 (the "$10 Million Loan"), and an Overdraft Facility in the amount of $9,231,438 (the "Overdraft Facility"), which was due on demand by GNB Bank. In addition, GNB Bank loaned an additional $768,562 to the Borrower, which funds are being used for working capital purposes. The $20 Million Loan is secured by a lien on all of the assets of the Borrower, the Company and the Company's other primary subsidiary, Globaltron Communications Corporation, and is guaranteed by the Company and Globaltron. The $20 Million Loan matures on the earlier of: (i) October 31, 2003 and (ii) November 30, 2002, if on or prior to such date, neither the Borrower, the Company nor Globaltron have received a loan for a period of 12 months in the amount of at least $5 million. The $20 Million Loan contains representations and covenants by the Borrower and the Company of a type usual and customary for a loan of this type, the inaccuracy or violation of which could lead to a default and acceleration of the Loan. The $20 Million Loan bears interest at the prime rate (as announced from time to time by Citibank, N.A.) plus 2% per annum. The Company also granted to GNB Bank the option to lend an additional $5 million on the same terms and conditions, including the conversion terms described below (the "Optional $5 Million Loan").

The principal and interest of the $20 Million Loan is convertible, in whole or in part, prior to or after the maturity date (if the Loan is not fully paid), as elected by GNB Bank, into shares of the common stock of the Company at the rate of $.40 per share (the "Conversion Rate"). The Company's shares of common stock closed at the price of $.12 per share on the date of closing of the $20 Million Loan. The Conversion Rate is subject to certain anti-dilution adjustments, including downward adjustment to the amount of any issuance of securities of the Company at a price less than $.40 per share. Subject to such adjustments, if GNB Bank were to elect to convert the entire $20 Million Loan, 50 million shares (plus an additional amount for any accrued but unpaid interest) could be issued to GNB Bank. GNB Bank is the Company's largest shareholder and if it elected to:
(i) convert all of the $20 Million Loan, (ii) fund and convert the Optional $5 Million Loan, and (iii) convert its shares of the Company's Series A Preferred Stock (described below), it would own approximately 66% of the Company's issued and outstanding shares of common stock. Upon any conversion of the Loans, the Company has agreed to cause the registration of the shares of common stock issued upon conversion under applicable securities laws so as to facilitate any potential resale by GNB Bank of such common stock.

As a result of the $20 Million Loan and the Optional $5 Million Loan at the applicable conversion price of $.40 per share, certain anti-dilution provisions applicable to the Company's 9,000,000 shares of issued and outstanding shares of Series A Preferred Stock have been triggered. Like many types of Preferred Stock commonly issued, the Company's Series A Preferred Stock include weighted average anti-dilution provisions which result in a lowering of the conversion price of the shares of such Preferred Stock into the Company's common stock anytime shares of common stock are issued (or options or other securities exercisable or convertible into common stock) for a price per share less than that paid for the Series A Preferred Stock. The shares of Series A Preferred Stock had been issued at prices of $1 and $2 per share. Prior to the $20 Million Loan and the grant of the Optional $5 Million Loan, such 9,000,000 shares Series A Preferred Stock were convertible into 9,000,000 shares of common stock. After giving effect to the $20 Million Loan, such 9,000,000 shares are convertible into approximately 13,373,000 shares of common stock. GNB Bank is the owner of 7,000,000 shares of the Series A Preferred Stock.

The Company is actively seeking additional funding from a variety of sources, including potential issuances of our securities in one or more private transactions. However, we make no assurances that we will be able to obtain such financing or, if obtained, that it will be on terms profitable to us. Such activities (as well as the foregoing $20 Million Loan, if converted) may result in significant dilution to existing investors and significant transactions costs to the Company.

ITEM 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

(a)(b)   None

(c)      Exhibits

10.1 Loan Agreement dated September 30, 2002, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.2 Security Agreement dated September 30, 2002, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.3 Promissory Note in the original principal amount of $20 million issued to GNB Bank Panama S.A.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2002              PHONE1GLOBALWIDE, INC.



                                    By:          /s/ Dario Echeverry
                                        -------------------------------------
                                        Dario Echeverry, Chief Executive Officer